CLARK, THOMAS & WINTERS
A PROFESSIONAL CORPORATION

TELEPHONE (512) 472-8800

FAX (512) 474-1129

POST OFFICE BOX 1148
AUSTIN, TEXAS 78767

300 WEST 6TH STREET, 15TH FLOOR
AUSTIN, TEXAS  78701

Exhibit F-2(i)

January 6, 2006
Securities and Exchange Commission 100 F Street, NE Washington, DC 20549

Re: Entergy Corporation, et al.,
File No. 70-10324

Ladies and Gentlemen:

We are familiar with the Application-Declaration, as amended, in File No. 70-10324 ("Application") of Entergy Corporation ("Entergy"), Entergy Services, Inc. and Entergy Louisiana, Inc. ("ELI") filed with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935 ("1935 Act") relating to the restructuring of ELI and related transactions, including (1)(a) the conversion of ELI from a Louisiana corporation to a Texas corporation ("Holdings") and its continued existence without a change in its identity; and (b) the effectuation immediately thereafter of a merger by Holdings pursuant to Article 5.01 of the Texas Business Corporation Act ("Merger"), under which (i) Holdings would continue to exist and two new Texas limited liability companies, Entergy Louisiana, LLC ("ELL") and Entergy Louisiana Properties, LLC ("ELP") would be created as its direct subsidiaries, (ii) ownership of substantially all of Holdings' property and assets (including all of its generation, transmission and distribution assets previously owned by ELI) would be allocated to ELL in return for all of the issued and outstanding Common Membership Interests of ELL, (iii) ownership of certain undeveloped real property and certain equity and debt investments held by Holdings in System Fuels, Inc. ("SFI"), Entergy's fuel procurement subsidiary, would be allocated to ELP in return for all of the issued and outstanding Common Membership Interests of ELP, and (iv) the liabilities and obligations of Holdings associated with the above referenced undeveloped real property and the equity and debt investments in SFI would be allocated to, and assumed by ELP, and substantially all of the remaining liabilities and obligations of Holdings would be allocated to, and assumed by ELL, and substantially all of the remaining liabilities and obligations of Holdings would be allocated to, and assumed by, ELL; provided that Holdings would have continued liability on those liabilities and obligations allocated to ELL and ELP, respectively, at the time of the Merger, as provided by law; (c) the execution and delivery by Holdings, ELL and ELP of the First Amended and Restated Money Pool Agreement, dated as of December 31, 2005 ("First Amended Agreement"); (d) the execution and delivery by each of Holdings and ELP of a separate Service Agreement, dated as of December 31, 2005, with Entergy Services, Inc.; and (e) the issuance by ELL of 1,000,000 Units of its Series A 6.95% Cumulative Preferred Securities ("Transactions"); and (2) the order of the Commission, dated December 2, 2005, with respect to the Transactions; and (3) the consummation of the Transactions. We advise you that in our opinion:

(1) all state laws applicable to the participation by Holdings, ELL and ELP in Transactions have been complied with;

(2) Holdings is duly organized and validly existing under the laws of the State of Texas;

(3) each of ELL and ELP is duly created as a limited liability company under the laws of the State of Texas;

(4) the securities issued by Holdings in connection with the Transactions are legally and validly issued;

(5) the securities issued by ELL and ELP in connection with the Transactions are legally and validly issued; and

(6) Holdings has legally acquired the outstanding Common Membership Interests in ELL and ELP.

(7) Holdings, ELL and ELP have each legally executed and delivered the First Amended Agreement;

(8) Holdings and ELP have each legally executed and delivered a separate Service Agreement, dated as of December 31, 2005, with Entergy Services, Inc.;

(9) the consummation of the Transactions has not violated the legal rights of the holders of any securities issued by ELI; and

(10) the Transactions have been carried out in accordance with the terms and conditions of, and for the purposes represented by, the Application.

We are members of the Texas Bar and express no opinion as to the laws of any other jurisdiction. As to all matters of law of the State of Louisiana, we have relied upon the opinion of even date herewith of Mark G. Otts, Esq., Senior Counsel-Corporate and Securities, filed as Exhibit F-1(i) to the Certificate Pursuant to Rule 24 in File No. 70-10324. As to all matters of laws of the State of New York and the General Corporation Law of Delaware (including but not limited to those bearing on the opinions expressed in paragraphs 7, 8, and 10 hereof), we have relied upon the opinion of even date herewith of Thelen Reid & Priest LLP, filed as Exhibit F-3(i) to the Certificate Pursuant to Rule 24 in File No. 70-10324. In rendering the foregoing opinions, we have not examined into and do not pass upon matters of compliance with state securities or blue sky laws.

This opinion may be relied on only by you and by Mark G. Otts, Esq., Senior Counsel-Corporate and Securities, Entergy Corporation, and Thelen Reid & Priest LLP and by no other persons without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Certificate pursuant to Rule 24.

/s/ Clark, Thomas & Winters,
A Professional Corporation